Exhibit 10.9

Amendment to the
1993 Stock Plan
For Employees of
Honeywell International and its Affiliates

      The 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”) is hereby amended effective January 1, 2009 as follows:

      1. By adding the following language to the end of the definition of “Total Disability”: “provided that, to the extent an Award subject to Section 409A of the Code shall become payable upon an employee’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.”

      2. By adding the following sentence to the end of the definition of “Acquisition Price per Share”: Notwithstanding the foregoing, with respect to Limited Rights that were not fully vested as of October 1, 2004, the Acquisition Price per Share shall (A) be equal to the Fair Market Value per Share on the date on which the Limited Right is converted into cash or (B) be otherwise reasonably determined by the Committee, in accordance with Section 409A of the Code and the regulations promulgated thereunder.

      3. By adding the following sentence to the end of the definition of “Merger Price per Share”: Notwithstanding the foregoing, with respect to Limited Rights that were not fully vested as of October 1, 2004, the Merger Price per Share shall (A) be equal to the Fair Market Value per Share on the date on which the Limited Right is converted into cash or (B) be otherwise reasonably determined by the Committee, in accordance with Section 409A of the Code and the regulations promulgated thereunder.

      4. By adding the following sentence to the end of the definition of “Offer Price per Share”: Notwithstanding the foregoing, with respect to Limited Rights that were not fully vested as of October 1, 2004, the Offer Price per Share shall (A) be equal to the Fair Market Value per Share on the date on which the Limited Right is converted into cash or (B) be otherwise reasonably determined by the Committee, in accordance with Section 409A of the Code and the regulations promulgated thereunder.

     5. By adding the following sentence to the end of the definition of “Spread”: Notwithstanding the foregoing, with respect to Limited Rights that were not fully vested as of October 1, 2004, the Spread shall be an amount equal to the product computed by multiplying (i) the excess of (A) the Fair Market Value per Share on the date on which the Limited Right is converted into cash over (B) the option price per Share at which the related Stock Option is exercisable, by (ii) t (A) be equal to the Fair Market Value on the applicable Acceleration Date of one Share or (B) the number of Shares with respect to which the Limited Right is being converted into cash.

      6. By adding the following language to the end of the last sentence of Section 5: “, provided that such Dividend Equivalents or notional interest is paid in accordance with the provisions of Section 409A of the Code.”

      7. By adding the following sentence to the end of Section 10(d): “Notwithstanding anything herein to the contrary, in no event shall the delivery of Shares and/or payment of cash in connection with a restricted Unit occur later than the fifteenth day of the third month following the end of the year in which the restrictions lapsed.”

      8. By adding the following sentence to the end of each of Section 10(e) and Section 12(e): “Notwithstanding the foregoing, no such deferral shall be permitted unless it complies with the requirements of Section 409A of the Code.”

      9. By adding the following Section 23: “23. Section 409A of the Code. In no event shall a Stock Option or Right have an “additional deferral feature” as described in Section 409A of the Code, thereby subjecting the Stock Option or Right to the Requirements of Section 409A. With respect to Units and any other Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. In addition, notwithstanding anything herein to the contrary, in the event an employee is a “specified employee” (within the meaning of Section 409A(2)(B) of the code) as of the date of such employee’s separation from service (as determined pursuant to Section 409A of the Code), any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her separation from service, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of the employee’s death.

      10. The primary purpose of this amendment is to protect participants in the Plan against the substantial unanticipated tax liability that would result from the Plan’s failure to comply with Code section 409A. Accordingly, to the extent that an amendment to the Plan requires the consent of an individual participant, each participant shall be deemed to have consented to the amendment unless the participant provides written notice of his objection within a reasonable period after being notified of the amendment.

      11. This amendment shall not affect any amounts that are deferred before January 1, 2005, within the meaning of Code section 409A and the AJCA, and no change shall be made in the administration of the Plans that would constitute a “material modification” of the Plans with respect to such amounts. Nothing in this amendment shall be construed to prevent Honeywell International Inc. (the “Corporation”) from amending any Plan at a later date to apply the restrictions set forth in Code section 409A to amounts deferred before January 1, 2005, or to prevent the Corporation from amending any Plan in a manner that constitutes a “material modification” of the Plan with respect to such amounts.